News
                                                --------------------------------
                                                For further information contact:


                                                Bart R. Vincent
                                                210/220-4878
                                                         or
                                                Mary Uhlig
                                                Dublin & Associates
                                                210/227-0221




FOR IMMEDIATE RELEASE
April 15, 1997


                              CULLEN/FROST REPORTS
                              FIRST QUARTER RESULTS


SAN ANTONIO - Cullen/Frost Bankers, Inc. today reported continued positive growth for the first quarter of 1997, with solid increases in net income as well as cash earnings, which exclude amortization of intangibles, such as goodwill.

"The strong results track with our 1997 goals of improving profitability, growing revenues and increasing our size through acquisitions," said T.C. Frost, senior chairman of the board, in discussing the results for the quarter.

Frost noted that net income was $15.1 million, or $.65 per common share, up 15 percent from $13.1 million, or $.57 per common share, reported for the same quarter last year. Return on assets and return on equity were 1.28 percent and
15.80 percent, compared to 1.20 percent and 15.01 percent for the first quarter of 1996.
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                                                                               2


Because of Cullen/Frost's emphasis on paying cash for acquisitions which results in the amortization of goodwill and other intangibles, its cash earnings per share this quarter again exceeded its net income per share. This acquisition program represents both a growth and a capital management strategy. For the first quarter of 1997, cash earnings per share were $.74 compared to $.66 per share for the same quarter a year ago. Cash earnings return on assets and return on equity increased to 1.45 percent and 17.86 percent, compared to 1.37 percent and 17.14 percent for the first quarter of 1996.

Frost noted that net interest income was up nine percent over the same quarter last year, and non-interest income increased 12 percent. In addition, total loans at March 31, 1997, were up 19 percent from the same period a year ago.

In explaining the company's strong fee-based revenue, Frost attributed this to trust income and growth in correspondent banking business, noting that the corporation's new Houston item-processing center will help support the growing correspondent banking base in this city. In terms of trust income, Frost said that the recent consolidation of the bank's financial management services into the new Financial Management Group would give further impetus to these services and enable the bank to develop further its relationships managing assets for customers. Frost is among the 60 largest trust banks in the country.

During the first quarter, Cullen/Frost issued $100 million of Trust Preferred Securities, increasing its regulatory capital base by one-third. The corporation will use the proceeds of the offering for general corporate purposes, such as acquisitions, the repurchase of Cullen/Frost's common stock or investments in subsidiaries.

"This transaction gives us increased capital to move the company forward. It increases our ability to grow, handle more loans and deposits and support the markets we serve," Frost said, noting that growth by acquisitions, particularly in markets where the bank currently has a presence, is a key strategy. "We have a very loyal customer base in these markets already, and this fosters the consistent growth we have been able to achieve."

In addition, in the first quarter, the number of Cullen/Frost offices in Texas reached more than 50 for the first time. Cullen/Frost completed the acquisition of Corpus Christi Bancshares, Inc., with six locations in the Corpus Christi area. The number of Frost Bank offices in the Coastal Bend region now totals 10, making Frost the second largest banking institution in that area in deposits and number of locations. This acquisition added approximately $184 million in deposits and $108 million in loans. Overall, acquisitions have increased the size of the company by over 40 percent since the acquisition program began in early 1993.

Highlights for the first quarter were:

    - Net interest income rose to $46.7 million for the first quarter, up from $42.7 million a year ago. Higher loan volumes and the acquisitions continued to have a favorable impact on net interest income.

    - Non-interest income for the first quarter totaled $25.4 million, compared to $22.7 million a year ago. This increase is primarily due to higher service charges and trust fee income.

    - Non-interest expense was $47.0 million for the first quarter of 1997, compared to $43.1 million for the same period of 1996. The increase results from operating expenses associated with the acquisitions, in addition to higher salaries and benefits expense.

    - The provisions for loan losses in the first quarter of 1997 was $1.6 million, compared to $1.9 million for the same period a year ago. Net charge-offs for the quarter were $1.3 million compared to net charge-offs of $223,000 for the first quarter of last year.

Cullen/Frost Bankers, Inc. is a multi-bank holding company with assets of $4.9 billion at March 31, 1997. The Corporation has 52 offices in six Texas banking markets -- San Antonio, Austin, Houston/Galveston, Corpus Christi, San Marcos and McAllen.

Cullen/Frost Bankers' stock is traded on the NASDAQ Stock Market under the symbol CFBI.

                                                                               5


                                                                Cullen/Frost Bankers, Inc.
                                                        CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)


                                                        1997                             1996
                                                      ---------     --------------------------------------------------------

                                                      1st Qtr      4th Qtr       3rd Qtr      2nd Qtr      1st Qtr
                                                     ---------     --------------------------------------------------------

CONDENSED INCOME STATEMENT
--------------------------
         ($ in thousands)
Net interest income                                   $46,666      $46,590       $45,450      $44,374      $42,668
Net interest income (1)                                46,934       46,853        45,688       44,624       42,914
Combined provisions
  for possible loan losses
  and real estate valuations                            1,625        1,800         2,300        1,325        1,875
Non-interest income
 Trust                                                  9,643        8,663         8,652        8,384        8,332
 Service chgs on deposit accounts                      10,290       10,028         9,825        9,656        8,785
 Other service charges                                  2,129        1,929         2,053        2,154        2,628
 Net securities transactions                                            17             1         (903)         (95)
 Other                                                  3,374        3,352         2,648        5,350        3,076
                                                     --------      -------       -------       ------      -------
   Total non-interest income                          $25,436      $23,989       $23,179      $24,641      $22,726

Non-interest expense
 Salaries & wages                                      19,234       18,715        18,086       18,350       16,637
 Pensions and other benefits                            4,393        3,631         3,764        4,498        3,458
 Net occupancy                                          4,758        4,520         4,736        4,665        4,861
 Furniture & equipment                                  2,866        3,202         2,895        2,811        2,881
 Intangible amortization                                2,710        2,931         2,857        2,903        2,615
 Other                                                 13,031       13,224        12,279       13,368       12,693
                                                     --------      -------       -------      -------      -------
   Total non-interest expense                         $46,992      $46,223       $44,617      $46,595      $43,145

Income before taxes                                    23,485       22,556        21,712       21,095       20,374
Income taxes                                            8,422        8,156         7,727        7,577        7,299
                                                     --------      -------       -------      -------      -------
Net income                                            $15,063      $14,400       $13,985      $13,518      $13,075
Cash earnings(2)                                       17,023       16,448        16,039       15,602       14,928

PER COMMON SHARE DATA
---------------------
Net income  - primary                                 $   .65      $   .63       $   .61      $   .59      $   .57
Cash earnings - primary                                   .74          .72           .70          .68          .66
Cash dividends                                            .21          .21           .21          .21          .18
Shareholders' equity                                    17.05        16.86         16.09        15.50        15.48
Average common and
  common equivalent
  shares (in thousands)                                23,093       23,003        22,918       22,860       22,828

SELECTED FINANCIAL DATA
-----------------------
Return on average assets                                 1.28%        1.24%         1.24%        1.21%        1.20%
Cash earnings ROA(3)                                     1.45         1.42          1.42         1.39         1.37
Return on average equity                                15.80        15.30         15.55        15.41        15.01
Cash earnings ROE(4)                                    17.86        17.48         17.84        17.78        17.14
Net interest income to
  average earnings assets (1)                            4.73         4.81          4.83         4.74         4.67

(1)  Taxable-equivalent basis assuming a 35% tax rate.
(2)  Net income before intangible amortization (including goodwill and core deposit intangibles, net of tax).
(3)  Cash earnings as a percentage of total average assets.
(4)  Cash earnings as a percentage of average shareholders' equity.

                                                                               6


                                                                Cullen/Frost Bankers, Inc.
                                                        CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)


                                                     1997                             1996
                                                  ---------     --------------------------------------------------------

                                                   1st Qtr      4th Qtr       3rd Qtr      2nd Qtr      1st Qtr
                                                  ---------     --------------------------------------------------------


BALANCE SHEET SUMMARY
 ($ in millions)
Average Balance:
  Loans                                          $  2,303       $  2,210      $  2,142     $ 2,057        1,936
  Earning assets                                    3,999          3,881         3,770       3,780        3,686
  Total assets                                      4,756          4,618         4,494       4,509        4,371
  Private deposits                                  3,755          3,694         3,651       3,618        3,480
  Public funds                                        332            320           254         292          294
  Total deposits                                    4,087          4,014         3,905       3,910        3,774

Period-End Balance:
  Loans                                           $ 2,411        $ 2,252       $ 2,183     $ 2,108      $ 2,024
  Earning assets                                    4,212          3,781         3,780       3,823        3,832
  Intangible assets                                    90             70            73          75           77
  Total assets                                      4,933          4,888         4,457       4,550        4,483
  Total deposits                                    4,229          4,243         3,884       3,960        3,879
  Shareholders' equity                                384            379           361         348          347
  Adjusted shareholders' equity(1)                    382            371           361         352          342

ASSET QUALITY (in thousands)
Allowance for possible
  loan losses                                     $36,624        $36,308       $36,230     $35,035      $33,229
   As a percentage of
    period-end loans                                 1.52%          1.61%         1.66%       1.66%        1.64%

Net charge-offs
     (recoveries):                                $ 1,309        $ 1,722       $ 1,105     $ (481)          223
   As a percentage of
    average loans                                     .23%           .31%          .21%      (.09)%         .05%

Non-performing assets:
  Non-accrual and
    restructured loans                            $12,369        $ 9,724       $11,167     $13,590      $14,782
  Foreclosed assets                                 2,263          2,242         1,953       1,387        2,016
                                                  -------        -------       -------     -------      -------
    Total                                         $14,632        $11,966       $13,120     $14,977      $16,798
   As a percentage of:
  Total assets                                        .30%           .24%          .29%        .33%         .37%
  Total loans plus
    foreclosed assets                                 .61            .53           .60         .71          .83

CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio                     14.52%         11.58%        11.84%      11.35%       11.30%
Total Risk-Based Capital Ratio                      15.77          12.83         13.10       12.60        12.55
Equity to Assets Ratio                               7.78           7.75          8.10        7.65         7.74
Leverage Ratio                                       8.56           6.76          6.65        6.24         6.21

(1)  Shareholders' equity excluding the SFAS 115 market value adjustment.

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